Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

May 3, 2013
Charter Communications, Inc.
CCO Holdings Capital Corp.
CCO Holdings, LLC
400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901

Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as legal counsel to Charter Communications, Inc. (the “Company”), CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), and CCO Holdings, LLC, a Delaware limited liability company (together with CCOH Capital, the “Issuers”), in connection with the issuance and sale by the Issuers of the Issuers' $1,000,000,000 aggregate principal amount of 5.750% Senior Notes due 2024 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), which were guaranteed by the Company (the “Guarantee”).
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws and operating agreement of the Issuers and the Company, as applicable, (ii) the registration statement on Form S-3 (No. 333-171526) (as amended, the “Registration Statement”) to which this letter is an exhibit, (iii) the indenture, dated May 10, 2011, by and among the Issuers, the Company, as guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee, including the supplemental indenture thereto dated the date hereof (collectively, the “Indenture”), and (iv) copies of the Notes.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes have been duly authorized and are binding obligations of the Issuers and (ii) the Guarantee is duly authorized and is a binding obligation of the Company.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.
We have also assumed that the execution and delivery of the Indenture, the Notes and the Guarantee and the performance by the Issuers and the Company of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either of the Issuers or the Company is bound.
This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
Yours very truly,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP